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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the captions 'Experts' and 'Selected Combined Financial and Other Operating Data' and to the use of our reports dated February 5, 1999 (except Notes 1, 2 and 3 as to which the date is
              , 1999), in Amendment No. 6 to the Registration Statement (Form S-1) and related Prospectus of Time Warner Telecom Inc. for the registration of shares of its Class A Common Stock.


Denver, Colorado
March   , 1999

     The foregoing consent is in the form that will be signed upon the effective date of the Company's registration of Class A Common Stock in this registration statement and the concurrent change in the Company's operating and legal structure from a limited liability company to a corporation.

                                          /s/ ERNST & YOUNG LLP


Denver, Colorado
May 5, 1999




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